Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-127405 on Form S-11 of our report dated March 31, 2008, relating to the consolidated financial statements and financial statement schedule of CB Richard Ellis Realty Trust and subsidiaries as of and for the three years ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in the Registration Statement and related Prospectus.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

April 17, 2008